Telstra

Telstra Corporation Limited (ABN 33 051 775 556)

Telstra Buy-Back Tender

This is an important document

If you are in any doubt as to the action you should take, you should consult your professional adviser immediately.

Important dates

October

Monday, 13 October 2003	Shares quoted ex-entitlement to participate in the Buy-Back on the ASX* * [illegible]
Friday, 17 October 2003	Determination of shareholders entitled to participate in the Buy-Back (Buy-Back record date)
Monday, 20 October 2003	Shares quoted ex-entitlement to participate in the Buy-Back on the NZX
Tuesday, 21 October 2003	Telstra First Quarter Market Update

November

Monday, 3 November 2003	Tender Period opens
Friday, 14 November 2003	Annual General Meeting
Friday, 21 November 2003	Tender Period closes. Tenders must be received by the Telstra Share Registry no later than 7pm in Australia or New Zealand
No later than Tuesday, 25 November 2003	Announcement of the Buy-Back Price and the number of Shares bought back

December

Friday, 12 December 2003	Dispatch/crediting of Buy-Back proceeds to participating shareholders completed

Eligibility to participate

You are eligible to participate in the Buy-Back if Shares are registered in your name on Friday, 17 October 2003 and, in accordance with the SCH Business Rules, the Shares confer an entitlement to receive this Invitation.

All shareholders on the Australian register

Issuer Sponsored Holders

If you wish to participate in the Buy-Back, please complete and sign the enclosed Tender Form and send it to:

If sending by mail		If hand delivering
from within Australia Telstra Buy-Back Tender Reply Paid 78462 Melbourne VIC 8060 from outside Australia Telstra Share Registry Locked Bag S100 Melbourne VIC 8060	or	Telstra Share Registry C/- ASX Perpetual Registrars Limited Level 4, 333 Collins Street Melbourne VIC 3000

so that it is received no later than 7pm Melbourne time on Friday, 21 November 2003.

If you have any questions about completion and processing of your Tender Form, please contact the Telstra Buy-Back enquiry line on 1300 305 385 within Australia or +61 (3) 9615 9199 if you are calling from outside Australia. Otherwise, please contact your professional adviser.

CHESS Holders

If you have a CHESS Holding and you wish to participate in the Buy-Back, contact your controlling participant (normally your broker) in sufficient time for them to process your Tender no later than 7pm Melbourne time on Friday, 21 November 2003. The name of your controlling participant is printed on the top right of the enclosed Tender Form. You do not need to return the Tender Form enclosed with this booklet, unless requested by your controlling participant.

All shareholders on the New Zealand register

If you hold Shares on the New Zealand register of Telstra, you should refer to section 1.15 for details on how to submit your Tender.

Key details of the Buy-Back

This booklet provides details of the $800 million to $1,000 million share buy-back recently announced by Telstra. The Buy-Back is an opportunity for you to offer to sell some or all of your Shares to Telstra.

Your choice

It is your choice whether you participate in the Buy-Back or not.

If you DO choose to participate in the Buy-Back:

- you can choose the minimum price in the range $4.20 to $5.40 at which your Shares will be bought back (your Tender Price);
- if your Shares are bought back, you will receive a fully franked dividend as part of the Buy-Back Price;
- if the Buy-Back Price is higher than your Tender Price, you will receive the higher Buy-Back Price for each Share bought back;
- you will not have to appoint a stockbroker to sell your Shares; and
- if the Buy-Back Price is less than your Tender Price, you will get to keep your Shares.

If you choose NOT to participate in the Buy-Back:

- the number of Shares you hold will not change, but you will have a slightly higher ownership interest in Telstra;
- you will receive a slightly larger share of any dividends the Telstra Board declares in the future; and
- you will benefit from any improvement in Telstra's earnings per share and return on equity.

What to do?

If you DO choose to participate in the Buy-Back

You should read this document carefully and then refer to section 1.15 for details on how to participate.

If you choose NOT to participate in the Buy-Back

You do not need to take any action.

Please read this document for more detailed information. If you have any questions after reading this document, please call the Telstra Buy-Back enquiry line on 1300 305 385 (outside of Australia on +61 (3) 9615 9199).

Contents

Chairman's letter



Robert Mansfield AO Chairman

Dear shareholder

On 28 August 2003, Telstra announced its intention to buy back around $800 million to $1,000 million worth of Shares through an off-market buy-back tender process.

The Buy-Back is a conservative and appropriate response to the strength of your company's cash flows and balance sheet and its disciplined capital expenditure program. Our capital management program is very important and complementary to securing ongoing profitable growth and delivering great communications solutions to every customer. →

For companies with surplus cash, buy-backs are an increasingly common method for improving capital efficiency in a manner that also rewards shareholders. The Buy-Back is available to all shareholders, and has been designed to ensure that all participants receive the same price for their Shares. This outcome is achieved through the use of an off-market tendering process, in which shareholders indicate the price they would like to receive for all, or some, of their Shares.

It is important to understand that all shareholders have complete flexibility in deciding whether they wish to participate in the Buy-Back. The Telstra Board believes the Buy-Back is beneficial for all shareholders. For shareholders who decide to retain their Shares, the Buy-Back is expected to increase the company's earning per share and return on equity through the overall reduction in capital. For shareholders who sell their Shares, the Buy-Back Price includes a fully franked dividend.

Shareholders may offer to sell some or all of their Shares at any of the specified prices within the range of $4.20 to $5.40, or submit a Final Price Tender and simply elect to receive the Buy-Back Price as determined by Telstra.

Once Telstra has received and reviewed all the Tenders, it will select as the Buy-Back Price the lowest price in the range that enables it to purchase around $800 million to $1,000 million worth of Shares.

Telstra intends to buy all the Shares tendered by shareholders as a Final Price Tender and Shares tendered at a price equal to or below the Buy-Back Price, subject to any required scale back. Telstra will not buy any of the Shares tendered by shareholders at a price above the Buy-Back Price. The scale back has been specially designed so that it need not apply to small shareholdings (see section 1.11 for details).

The Buy-Back offers shareholders the opportunity to receive a capital amount of $1.50 per Share, with the balance of the Buy-Back Price being a fully franked dividend. Shareholders should note that the Buy-Back may have different tax consequences for different shareholders, depending on their original purchase price and individual tax situation.

If you wish to submit a Tender, you must ensure that your completed and signed Tender Form is received by the Telstra Share Registry or, if you hold your Shares in CHESS, that your controlling participant (normally your broker) processes your Tender, no later than 7pm Melbourne time (Australian register) or 7pm New Zealand time (New Zealand register) on Friday, 21 November 2003.

Shareholders on the Australian register may call the Telstra Buy-Back enquiry line on 1300 305 385 (within Australia) or +61 (3) 9615 9199 (outside Australia). Shareholders on the New Zealand register should dial 0800 835 7872 (within New Zealand) or +64 (3) 308 8887 (outside New Zealand).

I encourage you to consider this document carefully and, if you are in any doubt as to the action you should take, please contact your professional adviser.

Yours sincerely

Bob. Mansfield.

Robert Mansfield AO
Chairman

If you have any questions in relation to the Buy-Back, please call the Telstra Buy-Back enquiry line:

Australian register
8.30am to 5.30pm Monday to Friday Melbourne time

1300 305 385 (within Australia)
+61 (3) 9615 9199 (outside Australia)

New Zealand register
8.30am to 5.30pm Monday to Friday New Zealand time

0800 835 7872 (within NZ)
+64 (3) 308 8887 (outside NZ)

1. Details of the Buy-Back and Tender process

This booklet invites you to tender your Shares to Telstra in the Buy-Back. It sets out the terms of the Buy-Back and other information to assist you in making a decision whether to participate in the Buy-Back.

This invitation does not constitute or give rise to a legally binding offer capable of your acceptance. If you tender your Shares in the Buy-Back, you make a formal offer to sell those Shares on the terms and conditions set out in the Buy-Back Documents. If Telstra accepts your Tender, a Buy-Back Contract is formed and your tendered Shares will be sold to Telstra on those terms and conditions.

1.1 What is a buy-back?

A buy-back occurs where a company buys back its own shares. The shares bought back are cancelled, reducing the number of shares the company has on issue.

1.2 Why is Telstra implementing a buy-back?

Telstra has decided to implement a buy-back because it is expected to provide value to remaining shareholders through expected enhancements to earnings per share and return on equity and it will enable Telstra to maintain a more efficient capital structure.

The Buy-Back is being undertaken as part of the Board's program of capital management and reflects Telstra's sound financial settings. Telstra's strong cash flows and balance sheet enable it to pursue a range of new capital investments and expansion opportunities at the same time as increasing returns to shareholders through significant capital management initiatives. The Telstra Board believes that the Buy-Back has benefits for all shareholders, whether or not they participate in it.

1.3 What are the advantages of a tender process?

Telstra is conducting the Buy-Back by way of a tender process.

The advantages of the tender process include the following:

- participation in the Buy-Back is optional and shareholders have maximum flexibility to tailor their participation to suit their own circumstances. You are able to:
  - choose whether to tender your Shares in the Buy-Back;
  - choose how many (if any) Shares to tender; and
  - choose your Tender Price;
- your Tender Price is the lowest price you will receive for each Share bought back. If the Buy-Back Price is higher than your Tender Price, you will receive the higher Buy-Back Price. Under no circumstances will you receive less than your Tender Price for each Share bought back;
- all eligible shareholders have an equal opportunity to participate in the Buy-Back;
- the Buy-Back will enable Telstra to pass on surplus franking credits; and
- shareholders do not have to appoint a stockbroker to sell their Shares in the Buy-Back.

Further details of the tender process are set out in section 1.10.

1.4 Am I entitled to tender Shares in the Buy-Back?

You are entitled to tender Shares which are registered in your name on Friday, 17 October 2003 and which, in accordance with the SCH Business Rules, confer an entitlement to participate in the Buy-Back. Shares acquired on the ASX after 12 October 2003 do not confer an entitlement to participate in the Buy-Back.

The maximum number of Shares you are entitled to tender in the Buy-Back is set out on the personalised Tender Form enclosed with this booklet.

If you are a current or former employee of the Telstra Group and you have TESOP 97 Shares or TESOP 99 Shares, please refer to the TESOP Buy-Back Document sent to you with this booklet, which sets out the specific terms and conditions of participating in the Buy-Back for your TESOP Shares.

1.5 Do I have to tender my Shares?

Participation in the Buy-Back is entirely at your discretion. If you do not wish to participate, you do not have to do anything and the number of Shares you hold will not change as a result of the Buy-Back.

1.6 What does the Buy-Back mean for me if I do not participate?

If you choose not to participate, you will hold a

slightly larger percentage of the total Shares in Telstra after the Buy-Back is completed. You will receive a slightly larger share of the total amount of any dividends declared by the Telstra Board in the future. You will also benefit from any improvement in earnings per share and return on equity.

1.7 Will the Commonwealth participate in the Buy-Back?

The Commonwealth Government has announced that it supports the focus by the Telstra Board on a program of capital management, but it has decided that the Commonwealth will not participate in the Buy-Back as it would complicate the conduct of the Buy-Back.

1.8 What price will Telstra pay to buy back my Shares?

The Buy-Back Price will be the lowest specified price in the range of $4.20 to $5.40 per Share that will allow Telstra to purchase the amount of capital it determines to buy back. The top of the range represents an 11.8% premium and the bottom of the range a 13.0% discount to Telstra's closing price of $4.83 on 2 October 2003 (the last trading day prior to announcement of full details of the Buy-Back).

You will be paid the Buy-Back Price for each of your Shares that are bought back, even if your Tender Price is below the Buy-Back Price.

If you wish to increase the likelihood that your Shares will be bought back, you should submit a "Final Price Tender". If you submit a Final Price Tender, you are willing to sell your Shares at the Buy-Back Price, whatever it is determined to be under the tender process. The Buy-Back Price could be as low as $4.20 or as high as $5.40 per Share. Final Price Tenders are designed to make it easier for retail shareholders to successfully participate in the Buy-Back. Final Price Tenders will only be scaled back if the total number of Shares tendered at the lowest price in the range and as Final Price Tenders is more than Telstra determines to buy back.

1.9 How will I know what the Buy-Back Price is?

Telstra intends to announce the Buy-Back Price to the ASX as soon as possible after the Buy-Back is completed, but no later than Tuesday, 25 November 2003.

1.10 Will all the Shares I tender be bought back?

Telstra intends to buy back around $800 million to $1,000 million worth of Shares (approximately 1.3% to 1.6% of issued capital, assuming a $4.80* Buy-Back Price).

The success of your Tender will depend on your Tender Price, the size and price of Tenders lodged by other shareholders and the total number of Tenders Telstra accepts.

How will Telstra determine successful Tenders and any scale back?

If you tender your Shares at a price above the Buy-Back Price, your Tender will be rejected and your Shares will not be bought back.

If you tender Shares at or below the Buy-Back Price, or as a Final Price Tender, your Tender will be successful and your Shares will be bought back, subject to any scale back.

What is a scale back?

The following scale back mechanism will apply if the total number of Shares tendered at or below the Buy-Back Price and as Final Price Tenders is more than the total number of Shares Telstra determines to buy back:

(a) Tenders below the Buy-Back Price will be accepted in full;

(b) Tenders above the Buy-Back Price will be rejected;

(c) For Tenders at the Buy-Back Price and Final Price Tenders:

(i) If the Buy-Back Price is not the lowest price in the range, Final Price Tenders will be accepted in full, and Tenders at the Buy-Back Price (other than Excluded Tenders) will be scaled back on a pro rata basis.

*$4.80 is an example only. You should not rely on this price as being the Buy-Back Price. See section 1.8 for an explanation of how the Buy-Back Price will be determined.

(ii) If the Buy-Back Price is the lowest price in the range ($4.20), Tenders at the Buy-Back Price and Final Price Tenders (other than Excluded Tenders) will be scaled back on a pro-rata basis, but only after:

(A) the Priority Allocation is bought back from each shareholder who tendered, in aggregate, more than the Priority Allocation at the Buy-Back Price and/or as a Final Price Tender; and

(B) all of the Shares tendered at the Buy-Back Price and/or as a Final Price Tender are bought back from each shareholder who tendered, in aggregate, the Priority Allocation or less at the Buy-Back Price and/or as a Final Price Tender.

What is the Priority Allocation?

The Priority Allocation is 400 Shares or such lesser number of Shares as is required to ensure that Telstra is able to buy back only the number of Shares it determines to buy back.

What is an Excluded Tender?

The scale back mechanism does not apply to a Tender submitted by:

(i) a shareholder who tenders all of their Shares at the Buy-Back Price, below the Buy-Back Price and/or as a Final Price Tender and who would have a Small Holding (400 Shares or less) as a result of the scale back; or

(ii) the TESOP Trustee.

Excluded Tenders at or below the Buy-Back Price or submitted as Final Price Tenders will be accepted in full.

The details of any scale back will be announced as soon as possible after the Closing Date. Telstra expects to make this announcement no later than Tuesday, 25 November 2003. When the scale back is calculated, all fractions will be rounded down to the next Share.

Example 1

As an illustration, assuming 3 shareholders tender 1,000 Shares each into the Buy-Back as follows:

	Shares tendered	Tender Price
Shareholder 1	1,000	$5.40
Shareholder 2	600	$4.80
	400	$4.20
Shareholder 3	1,000	Final Price Tender

and the Buy-Back Price is determined to be $4.80*, the outcome of each Tender would be as follows:

	Tender Price	Outcome
Shareholder 1	$5.40	Not successful, no Shares bought back
Shareholder 2	$4.80	Successful, 600 Shares bought back subject to any scale back
	$4.20	Successful, all 400 Shares bought back
Shareholder 3	Final Price Tender	Successful, all 1,000 Shares bought back

Shareholder 1 would not be successful because their Tender Price is above the Buy-Back Price, $4.80.

Shareholder 2 tendered a total of 1,000 Shares at two different prices: 600 Shares at $4.80 and 400 Shares at $4.20. Both Tenders submitted by Shareholder 2 would be successful, however the Tender submitted at $4.80 would be subject to any scale back that is required, because $4.80 is the Buy-Back Price. If a scale back is required, the number of Shares bought back from Shareholder 2, under the Tender submitted at $4.80, would be less than 600 Shares (unless it is an Excluded Tender). The 400 Shares tendered by Shareholder 2 at $4.20 would not be subject to any scale back, as the Tender Price is below the Buy-Back Price.

Shareholder 3 (Final Price Tender) would not be subject to scale back, as the Buy-Back Price is not the lowest price in the range.

*$4.80 is an example only. You should not rely on this price as being the Buy-Back Price. See section 1.8 for an explanation of how the Buy-Back Price will be determined.

Example 3

As an illustration of the scale back process, assume the Buy-Back Price is $4.80[1], Telstra determines to buy back $1,000 million worth of Shares, and the following Tenders are received:

	Tender Prices	Value of Shares tendered (at Buy-Back Price)	Total value of Shares tendered	
Final Price Tenders and Tenders 'below' the Buy-Back Price	Final Price Tender $4.20 $4.60	$500m $110m $188m	→ $798m	+ = $1,200m > $1,000m (so scale back applies)
Tenders 'at' the Buy-Back Price	$4.80 (Buy-Back Price)	$402m	→ $402m	
Tenders 'above' the Buy-Back Price	$5.00 $5.20 $5.40	$570m $675m $840m		

The value of Tenders received 'at' and 'below' the Buy-Back Price (including Final Price Tenders) is greater than the amount of capital Telstra has determined to buy back, therefore the scale back applies:

	Amount bought back
Final Price Tenders and Tenders 'below' the Buy-Back Price are accepted in full	$798m
Tenders 'at' the Buy-Back Price (other than Excluded Tenders) are scaled back by 50% so that no more than $1,000m is bought back in total (and Telstra may make a $2m acquisition of Shares tendered in Excluded Tenders)	$200m (of $400m) $2m (Excluded Tenders)
Tenders 'above' the Buy-Back Price are rejected	$0m
Total	$1,000m

For example, in the above circumstances, a shareholder tendering 5,000 Shares at the Buy-Back Price of $4.80 would have 2,500 Shares bought back (5,000 x $200m/$400m), or in other words the Tender would be scaled back by 50%.

As illustrated above, the percentage scale back will be calculated to take into account the acquisition of Shares tendered in Excluded Tenders.

1.11 How will any scale back affect shareholders who hold a relatively small number of Shares?

The scale back mechanism will not apply to any shareholder who tenders all of their Shares at the Buy-Back Price, below the Buy-Back Price and/or as a Final Price Tender, and who would have 400 Shares or less as a result of scale back.

If the Buy-Back Price is the lowest price in the range and there is a scale back, the Priority Allocation will be bought back from each shareholder who tendered more than the Priority Allocation at the Buy-Back Price and/or as a Final Price Tender, and all of the Shares tendered at the Buy-Back Price and/or as a Final Price Tender will be bought back from each shareholder who tendered, in aggregate, the Priority Allocation or less at the Buy-Back Price and/or as a Final Price Tender.

If you want to reduce the likelihood of any scale back applying to your Tender, you should lodge a Final Price Tender. Final Price Tenders will only be scaled back if the total number of Shares tendered at the lowest price in

[1] $4.80 is an example only. You should not rely on this price as being the Buy-Back Price. See section 1.8 for an explanation of how the Buy-Back Price will be determined.

the range and as Final Price Tenders is more than the total number of Shares Telstra determines to buy back.

1.12 Shareholders with 400 Shares or less

If you hold 400 Shares or less, you may only lodge one Tender, for all of the Shares you want to tender, either at one of the specified prices or as a Final Price Tender. You cannot split your holding and tender different parcels of your Shares at different prices.

1.13 How does the Buy-Back compare to selling my Shares on the stock market?

Depending on your individual circumstances, the Australian income taxation consequences for you if you successfully participate in the Buy-Back may be different than if you sold your Shares on-market (see section 2 for more details). Also, to execute a share sale on the ASX you usually need to appoint a broker and pay brokerage. Issuer Sponsored Holders do not need to appoint a broker or pay brokerage to participate in the Buy-Back. Brokers usually do not charge CHESS holders to process tenders in a buy-back.

However, you may be able to sell your Shares for a higher price on the ASX. Telstra's market price on the ASX may be, or may move, higher than the Buy-Back Price during or after the Tender Period. It may also vary significantly in the future. By making the Invitation and in setting the tender range, Telstra is not making any recommendation or giving any advice on the value of your Shares, or whether (or how) you should sell your Shares.

Before you decide what to do with your Shares, Telstra strongly recommends that you seek professional advice.

1.14 How have Telstra Shares performed over recent times?

The closing price of Telstra Shares on the ASX on Thursday, 2 October 2003, being the last day before Telstra announced full details of the Buy-Back, was $4.83.

Telstra's highest and lowest market sale prices during each of the preceding four months were as follows:

Month	Low	High	Volume Weighted Average Price
July 2003	$4.38	$4.84	$4.63
August 2003	$4.63	$5.05	$4.77
September 2003	$4.71	$5.16	$4.86
October 2003*	$4.71	$4.84	$4.78

NOTES: * High and low market prices up to October 2, 2003.

A graph indicating the Share price performance of Telstra over the period from January 2002 to 2 October 2003 is set out below.

1.15 How do I participate in the Buy-Back?

Step 1 – Decide how many Shares you wish to sell

To participate in the Buy-Back, you first need to decide how many Shares you wish to sell.

The personalised Tender Form enclosed with this booklet sets out the maximum number of Shares you can tender in the Buy-Back. You may tender any



$5.80
$5.60
$5.40
$5.20
$5.00
$4.80
$4.60
$4.40
$4.20
$4.00
$3.80
$5.40 (Top of range)
$4.20 (Bottom of range)
Last recorded 2 October 2003
Mar '02
Dec '02
Mar '03
Jun '03
Sep '03

number of Shares up to this maximum number. You should not, before the Buy-Back Date, sell or offer to sell to others the Shares you have tendered in the Buy-Back, unless you first withdraw or amend your Tender (see section 1.16).

Step 2 – Decide your Tender Price(s)

Once you have determined the number of Shares you wish to sell, you need to indicate the price, or prices, at which you are willing to sell these Shares (the Tender Price(s)).

If you hold 400 Shares or less, all the Shares you wish to sell must be tendered either at one of the specified prices (from $4.20 to $5.40 per Share set out on the Tender Form) or as a Final Price Tender (see section 1.8). You cannot split your holding and tender different parcels of your Shares at different Tender Prices.

If you hold more than 400 Shares, you may tender the Shares you wish to sell at one of the specified prices (from $4.20 to $5.40 per Share set out on the Tender Form) or as a Final Price Tender. You may also tender different parcels of the Shares you wish to sell at different Tender Prices. For example, you may tender one third of the Shares you wish to sell at the specified price of $4.80, one third at the specified price of $4.20 and one third as a Final Price Tender. However, you may not tender the same Shares at different Tender Prices. Each parcel of Shares tendered at a different Tender Price is a separate Tender.

Step 3 – Submit your Tender(s)

All shareholders on the Australian register

The way you complete Step 3 will depend on the type of holding you have. This will be specified on your Tender Form.

(a) Issuer Sponsored Holdings

Once you have determined the number of Shares you wish to sell and your Tender Price(s), you need to complete and sign your personalised Tender Form and return it to the Telstra Share Registry.

Your completed Tender Form must be received by the Telstra Share Registry by 7pm Melbourne time on Friday, 21 November 2003 at:

If sending by mail		If hand delivering
from within Australia		
Telstra Buy-Back Tender Reply Paid 78462 Melbourne VIC 8060	OR	Telstra Share Registry C/- ASX Perpetual Registrars Limited Level 4, 333 Collins Street Melbourne VIC 3000
from outside Australia Telstra Share Registry Locked Bag 5100 Melbourne VIC 8060		

You can use the enclosed reply-paid envelope if you are posting in Australia.

Your Tender Form may not be accepted by Telstra unless it is actually received at either of the above addresses by 7pm Melbourne time on Friday, 21 November 2003. You should allow sufficient time for this to occur if you are sending your Tender Form by mail.

(b) CHESS Holdings

Once you have determined the number of Shares you wish to sell and your Tender Price(s), you need to instruct your controlling participant (normally your broker) in sufficient time for them to process your Tender no later than 7pm Melbourne time on Friday, 21 November 2003. The name of the controlling participant who manages your CHESS Holding as at the Buy-Back record date is printed on your Tender Form.

You should not send your Tender Form to the Telstra Share Registry.

If you are a CHESS Holder, you may receive written confirmation from CHESS of the Tenders made on your holding by your controlling participant. Irrespective of its wording, this confirmation is not an acceptance by Telstra of any Tender.

All shareholders on the New Zealand register

If you hold Shares on the New Zealand register you must submit your completed and signed Tender Form by mail to: BK Registries Limited, PO Box 384, Ashburton, New Zealand so that it is received no later than 7pm New Zealand time on Friday, 21 November 2003.

1.16 Can I withdraw or amend my Tender?

Once you have submitted a Tender, you may only withdraw or amend your Tender by following the procedures set out below.

All shareholders on the Australian register

(a) Issuer Sponsored Holdings

Withdrawal of Tenders

You may withdraw all of your Tenders by ticking the "Withdrawal" box on the Withdrawal/Amendment Form at the back of this booklet, completing your shareholder details, signing the form and sending it to the Telstra Share Registry at the address provided so that it is received no later than 7pm Melbourne time on Friday, 21 November 2003.

Amendment of Tenders

If you wish to change the terms of all or some of your Tenders or you wish to withdraw some (not all) of your Tenders, you must tick the "Amendment" box on the Withdrawal/Amendment Form at the back of this booklet, complete your shareholder details, complete the details of all of your Tenders on that form in accordance with the instructions shown on it and send it to the Telstra Share Registry as specified above so that it is received no later than 7pm Melbourne time on Friday, 21 November 2003.

The effect of amending your Tenders by submitting a Withdrawal/Amendment Form will be to withdraw all of your Tenders and replace them with the Tenders detailed on that form. On the Withdrawal/Amendment Form you will need to complete the details of all of the Tenders you wish to submit as if you had not previously submitted them.

(b) CHESS Holdings

If you have a CHESS Holding, you will need to instruct your controlling participant in sufficient time for them to process your amendment or withdrawal no later than 7pm Melbourne time on Friday, 21 November 2003.

You should not send a Withdrawal/Amendment Form to the Telstra Share Registry.

The effect of your controlling participant withdrawing or amending one or more of your Tenders will be to withdraw those Tenders, and in the case of an amendment, to replace the amended Tenders with new Tenders.

If you are a CHESS Holder, you may receive written confirmation from CHESS of the withdrawals/amendments made on your holding by your controlling participant. Irrespective of its wording, this confirmation is not an acceptance by Telstra of any Tender.

All shareholders on the New Zealand register

Withdrawal of Tenders

You may withdraw all of your Tenders by ticking the "Withdrawal" box on the Withdrawal/Amendment Form at the back of this booklet, completing your shareholder details, signing the form and sending it to BK Registries Limited at PO Box 384, Ashburton, New Zealand so that it is received no later than 7pm New Zealand time on Friday, 21 November 2003.

Amendment of Tenders

If you wish to change the terms of all or some of your Tenders or you wish to withdraw some (not all) of your Tenders, you must tick the "Amendment" box on the Withdrawal/Amendment Form at the back of this booklet, complete your shareholder details, complete the details of all of your Tenders on that form in accordance with the instructions shown on it and send it to BK Registries Limited at PO Box 384, Ashburton, New Zealand so that it is received no later than 7pm New Zealand time on Friday, 21 November 2003.

The effect of amending your Tenders by submitting a Withdrawal/Amendment Form will be to withdraw all of your Tenders and replace them with the Tenders detailed on that form. On the Withdrawal/Amendment Form you will need to complete the details of all of the Tenders you wish to submit as if you had not previously submitted them.

1.17 How can I obtain additional Tender and Withdrawal/Amendment Forms?

All shareholders on the Australian register

If you require any replacement Tender Forms or additional Withdrawal/Amendment Forms, please call the Telstra Buy-Back enquiry line on 1300 305 385

within Australia or +61 (3) 9615 9199 if you are calling from outside Australia.

All shareholders on the New Zealand register

If you require any replacement Tender Forms or additional Withdrawal/Amendment Forms, please call the Telstra Buy-Back enquiry line on 0800 835 7872 within New Zealand or +64 (3) 308 8887 if you are calling from outside New Zealand.

1.18 How will I receive payment for Shares bought back?

If you have an existing direct credit authority for the payment of dividends on your Shares recorded on the Telstra share register at 7pm on Friday, 21 November 2003, all proceeds due to you under the Buy-Back will be credited to your nominated bank account. In all other cases Telstra will send you a cheque for the proceeds in Australian dollars. Proceeds paid by direct credit to shareholders on the New Zealand register will be converted to $NZ at a rate determined by Telstra on Friday, 21 November 2003.

Cheques and direct credit advices will be sent, at your risk, by mail addressed to you at your address as shown on the Telstra share register at 7pm on Friday, 21 November 2003.

Payments to bank accounts and dispatch of cheques will be completed by Friday, 12 December 2003. Payments to the accounts and the dispatch of cheques to the addresses specified above will satisfy Telstra's obligation to pay you for any Shares bought back.

1.19 Will I still receive the 2002/2003 final dividend if my Shares are bought back?

Yes. All shareholders with an entitled registered holding on 26 September 2003 will receive the 12c per Share fully franked final dividend, whether or not they participate in the Buy-Back.

1.20 Can I still vote at the Annual General Meeting if I tender my Shares to Telstra?

Yes. Shareholders who tender their Shares to Telstra will still be entitled to vote in respect of those Shares (in accordance with the voting rights attached to those Shares) at the AGM on Friday, 14 November 2003, and at any other general meeting that is held before the Closing Date.

1.21 Can I trade my Shares after submitting a Tender?

You should not sell or offer to sell the Shares you have tendered in the Buy-Back.

Once you have submitted a Tender, the number of Shares you have tendered will be locked and placed in a "subposition" in the Telstra share register. You will not be able to successfully deal with those Shares until those Shares are released from the subposition. For the Shares to be released from the subposition you must withdraw or amend your Tender in accordance with the procedures set out in this booklet.

Withdrawals or amendments made in accordance with these procedures may not take immediate effect. You should take this into consideration if you wish to sell or offer to sell any of the Shares in respect of which you have submitted a Tender. If you sell or offer to sell any Shares after you submit a Tender, and at the Buy-Back Date you do not hold at least the number of Shares you have tendered, Telstra may, in its absolute discretion, reject your Tender(s) or treat your Tender(s) as if you had tendered the number of Shares held by you at the Closing Date (see sections 4.11 and 4.13 for further detail).

1.22 Note to shareholders located in the United States

If you are a shareholder located in the United States, you should be aware that the disclosure requirements regarding the Buy-Back are different from the requirements that would apply if the Buy-Back was for shares of a United States company. Furthermore, because most of Telstra's directors and executive officers reside outside the United States and all or a substantial portion of the assets of these persons and a substantial portion of Telstra's assets are located outside the United States, it may not be possible for shareholders to effect service of process within the United States upon such persons or to enforce against them judgments obtained in United States courts predicated upon the civil liability provisions of the federal securities laws of the United States.

2. Australian tax implications for shareholders

The following discussion is intended only as a general summary of the Australian income tax implications of participating in the Buy-Back.

Unless otherwise specified, this discussion is based on income tax legislation and administrative practice as at 3 October 2003. These laws, the interpretation of them by the courts, and administrative practice may change at any time, possibly with retrospective effect. Telstra has applied for a Class Ruling from the ATO for shareholders who participate in the Buy-Back which is expected to provide confirmation of a number of the statements contained in this summary. Whilst it is not anticipated to be the case, it is possible that the Class Ruling issued by the ATO may express a view contrary to that set out below.

Some shareholders, for example those who carry on a business in dealing with shares, may be assessed on their dealings in shares other than under the CGT provisions. The tax consequences for those shareholders may alter significantly from those discussed below.

If you decide to participate in the Buy-Back, your particular tax treatment will depend on your own circumstances.

It is, therefore, important that you seek professional tax advice to take into account your particular circumstances.

Introduction

The Buy-Back will constitute an "off-market" buy-back for tax purposes. Telstra has received confirmation from the ATO that all of the Buy-Back Price in excess of $1.50 will be treated as a frankable distribution (which will be fully franked by Telstra).

A shareholder participating in the Buy-Back should be taken, for CGT purposes, to have disposed of their Shares when Telstra accepts the Tender. This is anticipated to be no later than 25 November 2003.

2.1 Australian resident individual

Income Tax – Treatment of franked distribution

An Australian resident individual participating in the Buy-Back will be deemed to have received a franked distribution equal to the difference between $1.50 and the Buy-Back Price.

The shareholder will be required to include in their assessable income the amount of the franked distribution together with the franking credit on the franked distribution.

The shareholder should be entitled to a tax offset equal to the franking credit. This tax offset may reduce the total tax payable by the shareholder on their taxable income. If the tax offset exceeds the total tax payable by the shareholder on their taxable income, the shareholder may be entitled to a refund of that excess. The tax offset may not be available in certain circumstances. This is discussed in Section 2.5.

Capital Gains Tax – Disposal of Shares

A resident individual participating in the Buy-Back will be deemed for CGT purposes to have disposed of each Share for capital proceeds of $1.50. This is irrespective of the Buy-Back Price. Generally, the CGT cost base for a Share will be the amount the shareholder paid to acquire the Share together with certain incidental costs of acquisition, for example stamp duty and brokerage, and certain incidental costs of disposal.

There are specific rules to determine the cost base for Shares acquired by Telstra employees under the Telstra Employee Share Ownership Plans. Class Ruling CR 2001/28 deals with the determination of the cost base for certain Telstra employees who acquired their Shares under TESOP 97 and TESOP 99.

A capital loss for a Share disposed of under the Buy-Back will be the excess of the CGT cost base of the Share over the deemed capital proceeds of $1.50. This is irrespective of the Buy-Back Price. No allowance for indexation is made in determining the cost base for the Share for this purpose.

The capital loss which arises under the Buy-Back may be greater than the capital loss which may have arisen under an equivalent sale of the Shares on-market. This is because the capital proceeds under the Buy-Back are deemed to be $1.50 rather than the price at which the shareholder sold their Shares.

This also means that any capital gain which would have otherwise arisen on disposal of the Shares is reduced.

A capital loss that arises from the Buy-Back can only be used to offset capital gains made by the individual shareholder. Capital losses not used may be carried forward to be used later.

Any capital loss arising from the Buy-Back cannot be offset against the franked distribution and franking credit included in the shareholder's assessable income from the Buy-Back.

The table below provides illustrative examples of the potential tax consequences for an Australian resident individual disposing of their Shares under the Buy-Back. The tax consequences will depend on the Buy-Back Price, the individual's applicable marginal tax rate and their CGT cost base for the Shares.

It is important to understand that the table is an example only and is based on a number of assumptions including an assumed Buy-Back Price which may not be the actual Buy-Back Price. The actual Buy-Back Price and the amount of the franked distribution will not be known until after the Buy-Back closes. The tax consequences for an individual may be different because of their particular circumstances.

Example of tax consequences per Share for Australian resident individuals participating in the Buy-Back (based on an illustrative Buy-Back Price of $4.80)

		Your income $6,001-$21,600 18.5%[1]			Your income $21,601-$52,000 31.5%[1]			Your income $52,001-$62,500 43.5%[1]			Your income $62,501+ 48.5%[1]	
Income tax consequences		$			$			$			$	
Illustrative Buy-Back Price[2]		4.80			4.80			4.80			4.80	
Less: Deemed capital proceeds		1.50			1.50			1.50			1.50	
Assumed franked distribution in Buy-Back Price		3.30			3.30			3.30			3.30	
Add: gross up for franking credit		1.41			1.41			1.41			1.41	
Assessable income		4.71			4.71			4.71			4.71	
Tax on assessable income		(0.87)			(1.48)			(2.05)			(2.28)	
Tax offset		1.41			1.41			1.41			1.41	
Net tax offset/(Tax payable) on franked distribution in Buy-Back Price		0.54			(0.07)			(0.64)			(0.87)	
Capital gains tax consequences	$	$	$	$	$	$	$	$	$	$	$	$
Deemed capital proceeds	1.50	1.50	1.50	1.50	1.50	1.50	1.50	1.50	1.50	1.50	1.50	1.50
Less: illustrative cost base	3.30	5.00	7.40	3.30	5.00	7.40	3.30	5.00	7.40	3.30	5.00	7.40
Total capital loss arising from disposal under Buy-Back[3]	(1.80)	(3.50)	(5.90)	(1.80)	(3.50)	(5.90)	(1.80)	(3.50)	(5.90)	(1.80)	(3.50)	(5.90)
Reduction in capital gain which would arise on disposal of shares (other than under the Buy-Back)	1.50	nil	nil	1.50	nil	nil	1.50	nil	nil	1.50	nil	nil

1 The tax rate used includes the Medicare Levy. The Medicare Levy depends on the individual's own circumstances. It is assumed that the Medicare Levy rate is 1.5%.

2 $4.80 is used for illustrative purposes only. You should not rely on this price as being the Buy-Back Price. The procedure to determine the Buy-Back Price is explained in Section 1.8.

3 The capital loss which arises under the Buy-Back may be greater than the capital loss which may have arisen under an equivalent sale of the Shares on-market. This is because the capital proceeds under the Buy-Back are deemed to be $1.50.

2.2 Australian resident company

Income Tax – Treatment of franked distribution

An Australian resident company participating in the Buy-Back will be deemed to have received a franked distribution equal to the difference between $1.50 and the Buy-Back Price.

The shareholder will be required to include the franked distribution in their assessable income, together with the franking credit on the franked distribution.

The shareholder should be entitled to a tax offset equal to the franking credit. No refund will be available to the extent that the tax offset exceeds the tax payable by the shareholder. A franking credit (equal to the franking credit on the franked distribution) will also arise in the franking account of the shareholder. The tax offset may not be available in certain circumstances. This is discussed in Section 2.5.

Capital Gains Tax – Disposal of Shares

The Minister for Revenue and Assistant Treasurer issued a Press Release on 27 September 2002 indicating that further amendments to the imputation provisions to apply from 1 July 2002 would be introduced into Parliament as soon as practicable. It is possible that these amendments may, amongst other things, affect the CGT treatment of an Australian resident company participating in the Buy-Back. The impact of any amendments will depend upon the form of the legislation enacted.

The amendments may mean that a capital loss may only arise to the extent that the CGT cost base of the Shares exceeds the Buy-Back Price (rather than the capital proceeds of $1.50). No allowance for indexation is made in determining the cost base for the Shares for this purpose.

If no amendments are made to the legislation, the position may be different. Accordingly, it is very important that Australian resident companies seek their own independent taxation advice before participating in the Buy-Back.

2.3 Australian complying superannuation fund

Income Tax – Treatment of franked distribution

An Australian complying superannuation fund participating in the Buy-Back will be deemed to have received a franked distribution equal to the difference between $1.50 and the Buy-Back Price.

The shareholder will be required to include in their assessable income the amount of the franked distribution, together with the franking credit on the franked distribution.

The shareholder should be entitled to a tax offset equal to the franking credit. This tax offset may reduce the total tax payable by the shareholder on their taxable income. If the tax offset exceeds the total tax payable by the shareholder on their taxable income, the shareholder may be entitled to a refund of that excess. The tax offset may not be available in certain circumstances. This is discussed in Section 2.5.

Capital Gains Tax – Disposal of Shares

An Australian complying superannuation fund participating in the Buy-Back will be deemed for CGT purposes to have disposed of each Share for capital proceeds of $1.50. This is irrespective of the Buy-Back Price. Generally, the CGT cost base for a Share will be the amount the shareholder paid to acquire the Share together with certain incidental costs of acquisition, for example stamp duty and brokerage, and certain incidental costs of disposal.

A capital loss for a Share disposed of under the Buy-Back will be the excess of the CGT cost base of the Share over the deemed capital proceeds of $1.50. This is irrespective of the Buy-Back Price. No allowance for indexation is made in determining the cost base for the Shares for this purpose.

A capital loss that arises from the Buy-Back can only be used to offset capital gains. Capital losses not used may be carried forward to be used later.

Any capital loss arising from the Buy-Back cannot be offset against the franked distribution and franking credit included in the shareholder's assessable income.

2.4 Non-residents

Income Tax – Tax treatment of franked distribution

A non-resident shareholder will not be liable to Australian withholding tax on any part of the Buy-Back Price.

Capital Gains Tax – Disposal of Shares

An Australian CGT liability should not arise for a non-resident participating in the Buy-Back unless the

non-resident together with its "associates" has at any time in the preceding five years held 10% or more of the issued shares of Telstra.

2.5 Limits on Availability of Franking Credits and Tax Offsets

The Australian tax legislation includes a number of rules which may deny shareholders participating in the Buy-Back from claiming the benefit of tax offsets arising from the franked distribution component of the Buy-Back Price.

These rules are designed to, amongst other things, discourage trading in franking credits.

Where the rules apply, a shareholder may be denied the benefit of tax offsets and franking credits on the franked distribution deemed to have been received under the Buy-Back. These rules may deny the benefit of tax offsets and franking credits to shareholders generally, or because of their particular circumstances.

Telstra is seeking confirmation from the ATO in the Class Ruling that the ATO will not make a determination to deny shareholders generally the benefit of tax offsets on the franked distribution under the Buy-Back.

The particular circumstances of the shareholder will also be relevant in determining whether the rules deny the benefit of the tax offset or franking credit. For example, the period which the shareholder holds the Share and any arrangements the shareholder has in relation to the Share will be important.

Generally, resident shareholders should have regard to the operation of the holding period rule ("the 45 day rule") in relation to their participation in the Buy-Back. Shareholders who are individuals and whose total franking credit entitlement for the income year does not exceed $5,000 will not be subject to the 45 day rule.

As a result of some recent changes to the law this exemption may not be available. However, the Treasurer in a Press Release dated 27 September 2002 indicated that the Government intends to amend the law to ensure that this exemption continues to be available.

In simple terms, the 45 day rule requires a resident shareholder in certain circumstances to have held their Shares "at risk" for a specified period in order to "qualify" for the franking credit on the franked distribution. This would include the franked distribution of the Buy-Back Price.

The 45 day rule requires that shareholders must hold their Shares at risk for a period of 45 days (excluding the days of acquisition and disposal) within a period beginning on the date those Shares were acquired and ending 45 days after the Shares become ex-dividend.

The 45 day rules are complex. Generally, a shareholder who is subject to the rules and has acquired their Shares after 8 October 2003 would fail the 45 day rule in respect of the franked distribution component of the Buy-Back Price. This is on the basis that the determination of the Buy-Back allocations (including any scale back) occurs on 23 November 2003. In that case, shareholders whose Shares are bought back will hold their Shares at risk until 23 November 2003, upon which date the Shares will no longer be at risk.

A shareholder may fail the requirements of the 45 day rule even if the shareholder acquired their Shares on or before 8 October 2003. This may arise where the shareholder has entered into other arrangements regarding the Shares. For example, granting an option to another person to acquire their Shares.

The 45 day rule also operates on a last-in-first-out basis so that a shareholder will be deemed to have disposed of under the Buy-Back their most recently acquired Shares for the purpose of applying the 45 day rule. Generally, if the most recently acquired Shares were acquired after 8 October 2003, the shareholder may not qualify for the franking credit on the franked distribution deemed to have been received by a shareholder participating in the Buy-Back.

If the Buy-Back allocation occurs on a day other than 23 November 2003, these dates may alter. Telstra can give no assurance that the Buy-Back allocation will occur on 23 November 2003.

In addition, where the Shareholder is under an obligation to make related payments in respect of the franked distribution arising on the Buy-Back Price, the shareholder may not qualify for the tax offset or franking credit.

3. Effect of the Buy-Back on Telstra

As at 30 June 2003, Telstra had on issue 12,866.6 million Shares. Assuming $1,000 million worth of Shares are bought back at a Buy-Back Price of $4.80[1], 208.3 million Shares (approximately 1.6% of all Shares on issue) would be transferred to Telstra and cancelled.

The table below sets out the Telstra Group debt and total shareholders' equity as at 30 June 2003 and post the Buy-Back (assuming 208.3 million Shares are bought back). The amount by which the Buy-Back Price exceeds the amount debited to contributed equity ($1.50 per Share), will be debited to retained profits. For example, if the Buy-Back Price is $4.80[*], an amount of $3.30 per Share will be debited to retained profits.

Debt and total shareholders' equity	Reported as at 30 June 2003 $m	Pro-forma as at 30 June 2003[a] $m
Debt		
Gross debt[e]	12,272	12,772
Net debt[e]	10,972	11,972
Shareholders' equity		
Contributed equity[b]	6,433	6,121
Reserves	(150)	(150)
Retained profits[b]	9,137	8,449
Shareholders' equity available to Telstra shareholders	**15,420**	**14,420**
Total outside equity interests	2	2
Total shareholders' equity	**15,422**	**14,422**
Gross debt to capitalisation (%)[c]	**44.3%**	**47.0%**
Net debt to capitalisation (%)[d]	**41.6%**	**45.4%**

a. Pro-forma calculations assume the Buy-Back Price is $4.80 and the number of Shares bought back is 208.3 million.

b. $1.50 of the Buy-Back Price will be debited to contributed equity and the assumed balance of $3.30 per Share will be debited to retained profits. Incidental costs of the Buy-Back have been excluded because they will be insignificant to the pro-forma calculations.

c. Based on gross debt (total current and non-current borrowings) as a percentage of gross debt plus shareholders' equity.

d. Based on net debt (gross debt less Liquid Interest-Bearing Assets) as a percentage of net debt plus shareholders' equity.

e. Assumes the Buy-Back is funded by $500 million liquid assets and $500 million short term funding facilities. For the purposes of calculating the pro-forma gross and net debt, employees who purchased shares with an interest-free loan under TESOP 97 or TESOP 99 are assumed not to participate in the Buy-Back.

The Board and management continuously review Telstra's capital structure and its target parameters to achieve an appropriate balance between deployment of capital in existing businesses and strategic investments, and distribution of surplus capital to shareholders. It aims to ensure Telstra maintains an efficient but prudent capital structure. Following the Buy-Back, Telstra expects to remain within its target parameters for gearing and interest cover.

While the precise impact of the Buy-Back cannot be determined until the Buy-Back Price and the size of the Buy-Back is known, the Buy-Back is expected to improve Telstra's earnings per share and return on equity.

The amount of franking credits that Telstra will pass on to shareholders under the Buy-Back will not be known until the Buy-Back Price and the total size of the Buy-Back are determined. In any event, Telstra expects to be able to continue to fully frank its dividends for the foreseeable future.

3.1 How will the Buy-Back be funded?

The Buy-Back will be funded from liquid assets and short term funding facilities. The maximum amount Telstra will pay out under the Buy-Back is approximately $1,000 million.

The Board believes that after the Buy-Back Telstra will remain strongly capitalised. The Buy-Back will not prejudice Telstra's ability to take advantage of foreseeable profitable opportunities.

3.2 What effect will the Buy-Back have on Telstra's issued Shares?

As at 30 June 2003, Telstra had on issue 12,866.6 million Shares. Assuming a total of $1,000 million worth of Shares are bought back, the table below sets out the number of Shares and the percentage of total issued Shares which would be bought back at different Buy-Back Prices. All Shares that Telstra buys back will be cancelled.

[*] $4.80 is an example only. You should not rely on this price as being the Buy-Back Price. See section 1.8 for an explanation of how the Buy-Back Price will be determined.

Specified Buy-Back Prices	Number of Shares Bought Back (million)	% of Total Issued Shares
$4.20	238.1	1.85%
$4.40	227.3	1.77%
$4.60	217.4	1.69%
$4.80	208.3	1.62%
$5.00	200.0	1.55%
$5.20	192.3	1.49%
$5.40	185.2	1.44%

3.3 What effect will the Buy-Back have on control of Telstra?

The Commonwealth currently holds 50.1% of all Telstra Shares and has decided that it will not participate in the Buy-Back. Assuming $1,000 million worth of Shares are bought back at $4.80[1], the Commonwealth's shareholding will increase to 50.9% after the Buy-Back is completed.

Having regard to the Commonwealth's holding and to Telstra's otherwise widely held shareholding, the Buy-Back is not expected to have any change of control implications for Telstra.

3.4 Full year results

On 28 August 2003, Telstra announced its full year results for the year ending 30 June 2003. EBIT decreased by 7.9% to $5.7 billion and profit after income tax and minorities decreased by 6.3% to $3.4 billion. The decrease in reported earnings was largely attributed to the $965 million non-cash write down of the investment in Telstra's 50% owned joint venture, Reach Ltd.

Free cash flow increased by 18.9% to $4,565 million as a result of higher proceeds from asset and investment sales and a decrease in capital expenditure.

The Telstra Board announced an increased final ordinary dividend of 12 cents, up 9.1% on last year. Including the 3 cent special dividend announced with the interim results, the total annual dividend to shareholders was 27 cents per share, up 22.7%. The total dividend for the year was $3.5 billion dollars.

Electronic copies of the Annual Report and Annual Review can be found at www.telstra.com.au/investor. Shareholders can also contact the Telstra Share Registry on 1300 88 66 77 and ask for a hard copy to be sent to them.

3.5 Outlook for 2003/2004

While aggregate industry revenue growth remains near 4% per annum, and industry restructuring and technology change continue apace, the outlook for the year ahead is for a slight improvement on conditions experienced in the past year, but quarterly trends may remain volatile.

Telstra anticipates that in 2003/2004:

- its revenue will be higher than in 2002/2003, but probably below aggregate industry growth levels;
- any cost growth will be kept below revenue growth;
- EBIT and EBITDA margins (as a percentage of revenues) will be higher;
- planned domestic capital expenditure will be approximately $2.9 billion; and
- quarterly service trends will improve.

In the context of this outlook, trading results for the first quarter of the 2003/2004 year have been in line with Telstra's expectations.

Telstra will release its 2003/2004 First Quarter Market Update on 21 October 2003. Electronic copies of this release and other Telstra ASX announcements can be found at www.telstra.com.au/investor.

[1] $4.80 is an example only. You should not rely on this price as being the Buy-Back Price. See section 1.3 for an explanation of how the Buy-Back Price will be determined.

4. Additional information on the Buy-Back

This section sets out further details of the Buy-Back including important information for joint shareholders, trustees and nominees.

4.1 Size of the Buy-Back

ASIC has granted Telstra an exemption under subsection 257D(4) of the Corporations Act to permit Telstra to conduct the Buy-Back as an equal access scheme. Further details of the exemption granted by ASIC are set out in section 4.15.

Under the Corporations Act, Telstra may, without shareholder approval, buy back any number of Shares under an equal access scheme, provided that the number of voting shares bought back in the Buy-Back and in any other buy-back conducted in the last 12 months, does not exceed 10% of the smallest number, at any time during the 12 months preceding the Buy-Back, of votes attaching to Telstra's voting shares. Although this limit would permit it to buy back around 1,286.7 million Shares, Telstra will not buy back more than 260 million Shares under this Buy-Back, and retains the discretion to buy back any lesser number of Shares.

4.2 Restrictions on Tender acceptances

Telstra will not accept any Tender which it may not lawfully accept or which, if accepted, would give rise to an illegal or unenforceable Buy-Back Contract or a Buy-Back Contract which Telstra cannot otherwise lawfully perform.

Section 8AB of the Telstra Corporation Act 1991 provides that the Commonwealth must retain the majority ownership (50.1%) of Telstra. Although the Commonwealth Government has decided that the Commonwealth will not participate in the Buy-Back, an Invitation will be made to the Commonwealth as one of Telstra's shareholders. To the extent necessary, Telstra will not accept any Tender from the Commonwealth, if acceptance would cause a contravention of the Telstra Corporation Act 1991.

Section 8BH of the Telstra Corporation Act 1991 prohibits an "unacceptable foreign ownership situation" in relation to Telstra. In general, such a situation would arise if foreign persons held more than 35% of Telstra's non-Commonwealth owned Shares or any one foreign person held more than 5% of Telstra's non-Commonwealth owned Shares. To the extent necessary, Telstra will not accept any Tender or apply the scale back mechanism if acceptance or the application of the scale back mechanism would cause a contravention of the Telstra Corporation Act 1991.

This Invitation is not made to persons to whom the Invitation may not lawfully be made, or to persons whose participation in the Buy-Back is not permitted under the laws of the jurisdiction in which they are resident. Without limiting the rights that Telstra otherwise has in relation to Tenders, a Tender submitted by such a person will not be accepted by Telstra.

4.3 Shareholders with more than one holding of Shares

You will receive a personalised Tender Form for each separate registered holding of Shares (for example, if you hold some Shares in your name and some Shares jointly with your spouse, you will receive two Tender Forms). You may tender Shares in the Buy-Back from any or all of your separate registered holdings provided that you complete the Tender Form and follow the instructions on each Tender Form for each holding you wish to tender. Any scale back that applies to Shares tendered from more than one of your registered holdings of Shares will be applied to each of those registered holdings as if they were held by different persons.

4.4 Joint shareholders

If you hold your Shares jointly with another person (for example, your spouse) you must complete and return the Tender Form in accordance with the instructions for joint holdings on the Tender Form.

4.5 Shares held by Trustees and Nominees and American Depositary Receipt (ADR) holders

Trustees and nominees who hold Shares should inform the beneficial owners of the Shares about the Buy-Back and then aggregate all Tenders received from beneficial owners. It is the responsibility of the trustee or nominee to complete an aggregated Tender Form on behalf of all beneficial owners.

Any scale back that applies to Shares tendered by trustees or nominees will be performed on a registered shareholder basis.

If you hold American Depositary Receipts (ADRs)

representing Shares, you will separately receive additional information regarding how to instruct the ADR depositary to tender your Shares if you wish to participate in the Buy-Back.

4.6 Margin lending arrangements

If you hold Shares under margin lending arrangements or if they are held as security for a loan or as OCH collateral, you should ensure that your participation in the Buy-Back is permitted by those margin lending arrangements, that loan documentation or by OCH.

4.7 Shareholders who receive a pension or allowance

The effect your participation in the Buy-Back will have on your pensions or allowances (or those of your dependents) will depend upon the value of the Shares bought back, and on the level of your other income and assets. It is possible that your pension or allowance payments will not be affected at all because the social security income and assets tests allow you to have income and assets up to certain amounts without any reduction in payment. It will depend upon your particular circumstances. If you are in any doubt as to the action you should take, you should consult your professional adviser immediately.

4.8 Restrictions on the payment of Buy-Back proceeds

Telstra will pay shareholders the Buy-Back Price for each of their Shares that are bought back, unless it is prohibited from doing so.

Telstra is currently prohibited from making payments to certain political regimes, terrorist organisations and their sponsors under the Banking (Foreign Exchange) Regulations 1959, the Charter of the United Nations (Terrorism and Dealings with Assets) Regulations 2002 and the Iraq (Reconstruction and Repeal of Sanctions) Regulations 2003.

4.9 Rights under this Invitation cannot be transferred

You cannot transfer your rights under this Invitation. Those rights are personal to you.

4.10 The effect of submitting a Tender

A Tender constitutes an offer to sell the tendered Shares to Telstra on the terms and conditions set out in the Buy-Back Documents. A Tender does not, of itself, constitute a binding contract for the sale of the tendered Shares and cannot be enforced against Telstra. Telstra retains the discretion to accept or reject any Tender, and may choose to reject all Tenders. If Telstra accepts your Tender, a binding Buy-Back Contract is formed between you and Telstra, and you must sell the tendered Shares back to Telstra on the terms and conditions set out in the Buy-Back Documents including the terms and conditions set out below.

By submitting a Tender Form, you:

- offer to sell to Telstra on the Buy-Back Date the number of Shares nominated for sale on your Tender Form (adjusted in accordance with the terms and conditions set out in the Buy-Back Documents) at your Tender Price(s);
- agree that Telstra's announcement on the Buy-Back Date is effective notice or communication of Telstra's acceptance of those of your Tenders which are submitted at or below the Buy-Back Price or as a Final Price Tender (adjusted in accordance with the terms and conditions set out in the Buy-Back Documents) and which are submitted in accordance with the Buy-Back Documents (or treated by Telstra as being so submitted) and which are not rejected by Telstra, and Telstra's rejection of any of your Tenders above the Buy-Back Price. You waive any requirement to receive further notice or communication from Telstra of its acceptance or rejection of any Tender submitted by you;
- warrant to Telstra that at any time you tender your Shares for sale in the Buy-Back, and on the Buy-Back Date, you are the registered holder of the Shares which you have tendered and that they are free from any mortgage, charge, lien or other encumbrance (whether legal or equitable) and from any third party rights;
- authorise Telstra (and its officers, agents or contractors) to correct any error in or omission from your Tender Form or your Withdrawal/Amendment Form and to insert any missing details;

- undertake not to sell or offer to sell Shares to any other person if, as a result, you will at any time after you submit your Tender until the Buy-Back Date hold fewer Shares than the number of Shares you have tendered; and
- undertake that, if you breach any of these covenants, undertakings, agreements or warranties you will indemnify Telstra for all its costs arising from the breach.

You will be taken to have submitted a Tender when the Telstra Share Registry receives your signed and validly completed Tender Form or, if you have a CHESS Holding, your Tender from your controlling participant through CHESS.

4.11 Telstra's rights to accept or reject Tenders and Tender Forms

At any time, Telstra may (at its sole discretion):

- accept or reject any Tender or Tender Form; and
- accept or reject a Tender not made on the terms and conditions set out in the Buy-Back Documents, or a Tender Form not submitted in accordance with the procedures set out in the Buy-Back Documents.

Telstra may do each of these things in relation to all or some of the Tenders or the Tender Forms it receives, in its absolute discretion.

4.12 Telstra's right to vary dates and times

Whilst Telstra does not anticipate changing any of the dates and times set out in the Buy-Back Documents (including, without limitation, the Closing Date and the Buy-Back Date), it reserves the right to do so without notifying you.

4.13 Telstra's right to adjust Tenders

You are entitled to sell in the Buy-Back the lesser of:

(a) the number of Shares registered in your name on Friday, 17 October 2003 (and, in accordance with the SCH Business Rules conferring an entitlement to participate in the Buy-Back); and

(b) the number of Shares you hold on the Buy-Back Date,

(your "**Entitled Shares**").

If you submit one Tender of more than your Entitled Shares and Telstra accepts your Tender, Telstra will buy back only the number of your Entitled Shares.

If you submit more than one Tender and, in aggregate, you have tendered more than your Entitled Shares, Telstra will buy back only the number of your Entitled Shares in the following order of priority:

(a) Telstra will first buy back your Entitled Shares from your Tender submitted at your lowest Tender Price which is at or below the Buy-Back Price; and

(b) if, after the application of (a), you have Entitled Shares remaining, Telstra will next buy back your Entitled Shares from your Tender submitted at your next lowest Tender Price which is at or below the Buy-Back Price and will repeat this process until all of your Entitled Shares tendered at or below the Buy-Back Price are bought back.

A Final Price Tender will be treated as a Tender at the lowest price in the range for the purposes of this provision.

4.14 Directors' entitlements

Directors are entitled to participate in the Buy-Back, but the Telstra Board has determined that Directors, Group Managing Directors and selected executives involved in implementing the Buy-Back should not participate in the Buy-Back. As at 3 October 2003, the Directors of Telstra held or had a relevant interest in the following securities in Telstra:

Director	Shares[1]
Robert C Mansfield	92,938
John T Ralph	72,871
Zygmunt E Switkowski	135,650
Samuel H Chisholm	0
Anthony J Clark	70,486
John E Fletcher	43,814
Belinda J Hutchinson	63,249
Catherine B Livingstone	24,424
Charles Macek	37,445
Donald G McGauchie	29,440
William A Owens	10,459
John W Stocker	73,528

1 These relevant interests include interests in shares arising through superannuation funds, trusts and joint or other ownership structures.

2 Telstra's non-executive directors do not hold options or similar equity based instruments in the company. The outstanding equity based instruments held by the Chief Executive Officer, Dr Ziggy Switkowski, including performance rights/restricted shares, options and deferred remuneration plans are set out on page 41 of Telstra's 2003 Annual Review.

4.15 ASIC and ASX Relief

ASIC has granted Telstra an exemption under subsection 257D(4) of the Corporations Act. This exemption permits Telstra:

(a) to conduct the Buy-Back similarly to the conduct of an equal access buy-back in accordance with Division 2 of Part 2J.1 of the Corporations Act;

(b) to use the scale back mechanism described in section 1.10;

(c) to invite all shareholders to offer for sale Shares in accordance with the terms and conditions set out in the Buy-Back Documents rather than Telstra offering to buy back such Shares;

(d) to invite the TESOP Trustee to submit a Tender of TESOP 97 Shares on behalf of a TESOP Participant only if that TESOP Participant has asked the TESOP Trustee to tender all of their TESOP 97 Shares at one of the specified prices within the range of $4.20 and $5.40, or as a Final Price Tender (as required by the TESOP Buy-Back Document);

(e) to invite the TESOP Trustee to submit a Tender of TESOP 99 Shares on behalf of a TESOP Participant only if that TESOP Participant has:

(i) asked the TESOP Trustee to tender all of their TESOP 99 Shares at one of the specified prices within the range of $4.20 and $5.40, or as a Final Price Tender (as required by the TESOP Buy-Back Document); and

(ii) repaid the outstanding balance of their TESOP 99 Loan in accordance with the TESOP Buy-Back Document;

(f) to invite shareholders with 400 Shares or less to offer Shares for sale only if they submit one Tender at either a specified price in the range or as a Final Price Tender;

(g) to the extent necessary, not to accept any Tender from:

(i) the Commonwealth; or

(ii) any other shareholder,

if acceptance would cause a contravention of the Telstra Corporation Act 1991; and

(h) not to make an Invitation to, or accept any Tender received from, any person to whom the Invitation may not lawfully be made, or to persons whose participation in the Buy-Back is not permitted under the laws of the jurisdiction in which they are resident.

The ASX has granted Telstra the following:

- a waiver from Listing Rule 7.40 to permit Telstra to despatch the Buy-Back Documents to shareholders within 10 business days after the Buy-Back record date; and
- a waiver from Listing Rule 3.8A to permit Telstra to lodge an Appendix 3F up to 2 business days after the Closing Date.

4.16 Privacy

Telstra is carrying out the Buy-Back in accordance with the Corporations Act. This involves the collection of personal information contained in Tender Forms to enable Telstra to process your Tender. If you do not provide this information, Telstra may be hindered in, or prevented from, processing your Tender.

The personal information collected by Telstra will only be disclosed to ASX Perpetual Registrars Limited in its capacity as share registrar of Telstra, to a print and mail service provider, to Telstra's advisers in relation to the Buy-Back and to financial institutions in respect of payments to you in connection with the Buy-Back or as required or authorised by law.

If you wish to access the individual information collected by Telstra in relation to your shareholding, please write to Telstra, care of ASX Perpetual Registrars Limited at the mailing address set out in the Tender Form.

5. Definitions and interpretation

5.1 Definitions

In the Buy-Back Documents unless the context otherwise requires:

AGM means the 2003 Annual General Meeting of Telstra shareholders.

ASIC means the Australian Securities & Investments Commission.

ASX means Australian Stock Exchange Limited.

ATO means the Australian Taxation Office.

Board or **Telstra Board** means the Board of directors of Telstra.

Buy-Back means the buy-back of shares by way of tender set out in the Buy-Back Documents.

Buy-Back Contract means the contract formed on the Buy-Back Date between you and Telstra if Telstra accepts your Tender.

Buy-Back Date means the date and time Telstra announces to the ASX the Buy-Back Price, the total number of Shares to be bought back and the details of any scale back.

Buy-Back Documents means this booklet, the Tender Form and the Withdrawal/Amendment Form.

Buy-Back Price means the price at which Telstra will buy back Shares from Tenders it accepts in the Buy-Back.

CGT means capital gains tax.

CHESS means the Clearing House Electronic Subregister System.

CHESS Holder means a holder of Shares on the CHESS subregister of Telstra.

CHESS Holding means a holding of Shares on the CHESS subregister of Telstra.

Closing Date means 7pm Melbourne time on Friday, 21 November 2003 for all shareholders on the Australian register, and 7pm New Zealand time on Friday, 21 November 2003 for all shareholders on the New Zealand register, unless the Board announces a later date.

Commonwealth means the Commonwealth of Australia.

Corporations Act means the Corporations Act 2001 (Commonwealth).

EBIT means earnings before interest and tax.

EBITDA means earnings before interest, tax, depreciation and amortisation.

Excluded Tender means a Tender submitted by:

(i) a shareholder who tenders all of their Shares at the Buy-Back Price, below the Buy-Back Price and/or as a Final Price Tender and who would have a Small Holding (400 Shares or less) as a result of the scale back; or

(ii) the TESOP Trustee.

Final Price Tender means a Tender in which the shareholder elects to receive the Buy-Back Price, whatever Telstra determines it to be.

Invitation means the invitation by Telstra to its shareholders to offer to sell Shares, as set out in the Buy-Back Documents.

Issuer Sponsored Holder means a holder of Shares on the issuer sponsored subregister of Telstra.

Issuer Sponsored Holding means a holding of Shares on the issuer sponsored subregister of Telstra.

Liquid Interest-Bearing Assets means cash at bank and on hand, bank deposits, bills of exchange and commercial paper.

NZX means New Zealand Exchange Limited.

OCH means the Options Clearing House Pty Ltd.

Priority Allocation means 400 Shares or such lesser number of Shares as is required to ensure that Telstra is able to buy back only the number of Shares it determines to buy back.

SCH Business Rules means the business rules of the securities clearing house of the ASX from time to time.

Shares means fully paid ordinary shares in the capital of Telstra on issue as at Friday, 17 October 2003.

Small Holding means a holding of fewer than or equal to 400 Shares.

Telstra means Telstra Corporation Limited (ABN 33 051 775 556).

Telstra Group means Telstra and its subsidiaries.

Telstra Share Registry means the share registry of Telstra maintained by ASX Perpetual Registrars Limited (ABN 54 083 214 537).

Tender means a shareholder's offer to sell nominated Shares back to Telstra at a Tender Price and on the terms and conditions set out in the Buy-Back Documents as amended in accordance with the procedures set out in this Buy-Back booklet.

Tender Form means the form of offer by a shareholder to sell nominated Shares to Telstra which is enclosed with this booklet and includes a Tender Form amended in accordance with the procedures set out in the Buy-Back Documents.

Tender Period means the period within which shareholders may lodge, withdraw or amend a Tender in accordance with the Buy-Back Documents.

Tender Price means one of the specified prices (from $4.20 to $5.40 per Share set out on the Tender Form) or, where a Final Price Tender is submitted, the Buy-Back Price.

TESOP 97 means the Telstra Employee Share Ownership Plan 1997.

TESOP 97 Shares means Shares, which are registered in the name of the TESOP Trustee on 17 October 2003 and held on trust for a TESOP Participant under the terms of TESOP 97.

TESOP 99 means the Telstra Employee Share Ownership Plan 1999.

TESOP 99 Loan means the loan from Telstra under TESOP 99.

TESOP 99 Shares means Shares, which are registered in the name of the TESOP Trustee on 17 October 2003 and held on trust for a TESOP Participant under the terms of TESOP 99.

TESOP Buy-Back Document means the document of that name accompanying this booklet if you are a TESOP Participant.

TESOP Participant means a beneficial holder of TESOP 97 Shares and/or TESOP 99 Shares.

TESOP Shares means TESOP 97 Shares and TESOP 99 Shares.

TESOP Trustee means Telstra ESOP Trustee Pty Limited (ACN 080 180 285).

Withdrawal/Amendment Form means the form entitled "Tender Withdrawal/Amendment Form" at the back of this booklet or otherwise provided to you by Telstra to withdraw or amend a Tender.

you or **shareholder** means a holder of Shares in Telstra.

5.2 Interpretation

In the Buy-Back Documents, unless the context otherwise requires:

- the singular includes the plural, and vice versa;
- words importing one gender include other genders;
- other parts of speech and grammatical forms of a word or phrase defined in this document have a corresponding meaning;
- terms used in the Buy-Back Documents and defined in the Corporations Act have the meanings ascribed to them in the Corporations Act;
- a reference to currency is to Australian dollars; and
- a reference to time is to Melbourne time.

The postal acceptance rule does not apply to Tenders.

This Invitation, your Tender, and any Buy-Back Contract are governed by the laws of Victoria, Australia.

Withdrawal/Amendment Form

Telstra Corporation Limited
ABN 33 051 775 556

Telstra

THIS DOCUMENT IS IMPORTANT. IF YOU DO NOT UNDERSTAND IT, YOU SHOULD CONSULT YOUR PROFESSIONAL ADVISER WITHOUT DELAY.

A

Shareholder details *(please print in CAPITAL LETTERS in black ink)*

Registered Name: ....

Registered Address: ....

HIN/SRN: ....

Shares shown in Box A of your original personalised Tender Form: ....

Tick one (only):

B

☐ **Withdrawal:** I/We wish to withdraw my/our previous Tender Form in its entirety and I/we do not wish to replace it with a new Tender Form. (Complete Box A and sign at Box F)

OR

☐ **Amendment:** I/We wish to withdraw my/our previous Tender Form in its entirety and wish to replace it with a new Tender Form as set out below. (Complete Boxes A to F)

Number of Shares and price per Share tendered into the Buy-Back

I/we offer to sell the following Shares to Telstra at the Tender Price(s) specified and on the terms and conditions set out in the Buy-Back Documents.

Insert number of Shares

Box	Number of Shares	Price
C	[ ]	Shares as a **FINAL PRICE TENDER**
D +	[ ]	at $ 4.20 per Share
D +	[ ]	at $ 4.40 per Share
D +	[ ]	at $ 4.60 per Share
D +	[ ]	at $ 4.80 per Share
D +	[ ]	at $ 5.00 per Share
D +	[ ]	at $ 5.20 per Share
D +	[ ]	at $ 5.40 per Share

Insert at Box C the number of Shares (if any) you wish to tender as a Final Price Tender.

Insert at Box D the number of Shares (if any) you wish to tender next to the price at which you wish to tender those Shares.

You should refer to the special instructions overleaf before completing this form particularly if the number of Shares shown in Box A above is 400 or less.

Add up all the Shares in each row of Boxes C and D and write that number in Box E. That number must not exceed the number of Shares shown in Box A above.

E [ ] = **C** + **D**

F

Please sign within the boxes below in accordance with instructions overleaf

Individual or Joint Shareholder 1	Joint Shareholder 2 (Individual)	Joint Shareholder 3 (Individual)
* Director/Sole Director and Sole Company Secretary	* Director/Company Secretary	

Please provide contact details:

Contact name ____________ Contact daytime telephone ____________ Date ___ / ___ / ___

* Delete as applicable

TLS BBT006

Withdrawal/Amendment Form

Telstra Corporation Limited
ABN 33 051 775 556

Withdrawing or Amending your Tender Form

The instructions below are cross-referenced to each section of the Withdrawal/Amendment Form.

A You need to provide the details of your registered holding in Box A. The registered name and registered address details must match exactly the name and address details recorded on the Telstra share register for that registered holding.

CHESS Holders must provide their Holder Identification Number (HIN) and Issuer Sponsored Holders must provide their Securityholder Reference Number (SRN). Please also specify the number of Shares shown in Box A of your original personalised Tender Form. This is the number of Shares registered in your name as at 17 October 2003 that confer an entitlement to participate in the Buy-Back.

B Tick **one** of the two boxes only. Tick the "Withdrawal" Box if you wish to withdraw your previous Tender Form in its entirety and you do not wish to replace it with a new Tender Form. Tick the "Amendment" Box if you wish to withdraw your previous Tender Form in its entirety and replace it with this new Tender Form.

C & D If the number of Shares shown in Box A is 400 or less, you must tender all of the Shares you wish to tender **either** as a Final Price Tender at Box C, **or** at **one** of the specified prices at Box D. You cannot tender different parcels of Shares at different Tender Prices.

If the number of Shares shown in Box A is more than 400, you may tender different parcels of Shares at different Tender Prices. For example, you may tender some Shares shown in Box A as a Final Price Tender, some Shares at the specified price of say $4.80, and some Shares at the specified price of say $4.20. Each parcel of Shares tendered at a different Tender Price is a separate Tender.

E You must add up the number of Shares inserted in Boxes C and D and write the total number in Box E. This total number must not exceed the number of Shares shown in Box A.

F Sign the Withdrawal/Amendment Form at Box F.

By signing and returning this Withdrawal/Amendment Form you acknowledge that you have read and understood the Buy-Back Documents.

- If you have ticked the "Withdrawal Box", you wish to withdraw the Tender(s) specified on your previous Tender Form. You do not wish to replace those Tenders with any new Tenders.
- If you have ticked the "Amendment Box", you wish to replace the Tender(s) specified on your previous Tender Form with the new Tender(s) specified on this Tender Form. **You acknowledge that your new Tender(s) are offers to sell the tendered Shares to Telstra at the Tender Price(s) specified and on the terms and conditions set out in the Buy-Back Documents.**

Joint holders – all holders must sign.

Under power of attorney – if not already noted by the Telstra Share Registry, a certified copy of the power of attorney must accompany this form. Where this form is signed under power of attorney, the attorney declares that the attorney has no notice of revocation of the power or the death of the donor of the power.

Deceased estate – all executors should sign and, if not already noted by the Telstra Share Registry, a certified copy of probate or letters of administration must accompany this form.

Company – this form must be signed by 2 directors, a director and company secretary or, in the case of a company with a sole director who is also the sole company secretary, the sole director.

Submitting your Withdrawal/Amendment Form

Shareholders on the Australian register – call 1300 305 385 or +61 (3) 9615 9199 for further information

CHESS Holders

Do not send your Withdrawal/Amendment Form to the Telstra Share Registry.
You need to ensure that your controlling participant receives your withdrawal/amendment instructions in sufficient time for them to process the withdrawal/amendment no later than 7.00 pm Melbourne time on Friday 21, November 2003.

Issuer Sponsored Holders

Send or deliver your completed and signed Withdrawal/Amendment Form to the following address so that it is received no later than 7.00 pm Melbourne time on Friday 21, November 2003:

Mailing address
Telstra Share Registry
Locked Bag 5100
Melbourne VIC 8060

Delivery address
Telstra Share Registry
C/- ASX Perpetual Registrars Limited
Level 4, 333 Collins Street
Melbourne VIC 3000

Shareholders on the New Zealand register – call 0800 8357872 or +64 (3) 308 8887 for further information

Send your completed and signed Withdrawal/Amendment Form to the following address so that it is received no later than 7.00 pm New Zealand time on Friday 21, November 2003:
Telstra Share Registry
C/- BK Registries Limited
PO Box 384
Ashburton NEW ZEALAND 8300

Advisers to the Buy-Back

UBS

Financial Adviser

MALLESONS STEPHEN JAQUES

Legal and Tax Adviser

Brokers to the Buy-Back

UBS

JBWere

Telstra